Sprint

The Sprint QUARTERLY INVESTOR UPDATE

3Q13 - Oct. 30, 2013

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SPRINT REPORTS THIRD QUARTER 2013 RESULTS

●	Wireless service revenue of $7.3 billion grew year-over-year for the 13th consecutive quarter
	○	Best-ever Sprint platform postpaid service revenue of $5.8 billion
	○	Best-ever Sprint platform postpaid ARPU of $64.28

●	Net income of $1.1 billion in predecessor period and net loss of $699 million for successor period results in combined quarterly net income of $383 million
	○	Operating Loss of $398 million
	○	Adjusted EBITDA* of $1.34 billion, up 5 percent year-over-year

●	Smartphones account for record 92 percent of Sprint platform postpaid handset sales

●	Network Vision deployment on track to cover 200 million people with 4G LTE by the end of 2013

●	Introduced innovative new pricing programs
	○	Unlimited, My WaySM and My All-InSM Plans
	○	Sprint Unlimited GuaranteeSM
	○	Sprint One UpSM

Financial results in the enclosed tables for 2013 include a predecessor period from July 1, 2013, through the closing of the SoftBank transaction on July 10, 2013, and a successor period for the three months ended September 30, 2013. In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current year results of operations for the predecessor and successor periods. In addition, information provided with respect to forecasts of financial measures is provided on a combined basis. The enclosed remarks are in reference to the unaudited combined period unless otherwise noted. For additional information please reference the section titled Financial Measures.

	TABLE OF CONTENTS
	Consolidated Results	5
	Wireless Results	6
	Wireline Results	9
SPRINT'S 3Q13 EARNINGS CONFERENCE CALL - 8 A.M. ET TODAY	Forecast	9
U.S. or Canada: 800-938-1120	Financial and Operational Results	10
Internationally: 706-634-7849	Notes to Financial Information	19
Conference ID: 72584884	Financial Measures	19
To listen via the Internet: sprint.com/investors	Safe Harbor	20

Sprint Corporation (NYSE: S) today reported third quarter 2013 results including continued year-over-year growth in wireless service revenue for the 13th consecutive quarter. Quarterly net income was $383 million, operating loss was $398 million, and Adjusted EBITDA* was $1.34 billion.
“During the third quarter Sprint platform postpaid service revenue and ARPU once again hit record levels and we continue to make great strides in our 4G LTE rollout,” said Dan Hesse, Sprint CEO. “We expect our network investments will bring customers greater speeds and capacity and, when combined with our unique unlimited for life offers, will improve our competitive positioning.”

Sprint Platform Highlights

The company recorded best-ever Sprint platform postpaid ARPU and service revenue. Sprint sold nearly 5 million smartphones in the third quarter with postpaid smartphone sales mix reaching record levels. Sprint sold nearly 1.4 million iPhones® during the quarter of which 40 percent were to new customers. For the quarter, the Sprint platform lost 360,000 postpaid subscribers and gained 84,000 prepaid subscribers and 181,000 wholesale and affiliate subscribers.

Net Income and Operating Loss Include Transaction-Related Impacts; Adjusted EBITDA* Improved 5 percent Year-Over-Year

Quarterly net income was $383 million and operating loss for the quarter was $398 million. Net income and operating loss included pre-tax expenses of $217 million primarily related to the Clearwire and SoftBank transactions including fees, severance and exit costs. Additionally, net income included a one-time, non-cash, $1.4 billion gain, net of taxes related to the write-up of Sprint’s previously held investment in Clearwire.

For the third quarter 2012, net loss was $767 million and operating loss was $231 million, including pre-tax, accelerated depreciation of $397 million primarily associated with the Nextel platform shutdown.

Adjusted EBITDA* of $1.34 billion improved 5 percent year-over-year as growth in Sprint platform service revenue, network savings resulting from the Nextel platform shutdown and lower net subsidy expense were partially offset by the loss of Nextel platform revenue and transaction-related dilution including the impact from purchase price allocations of approximately $125 million and the inclusion of 100 percent of Clearwire’s net loss.

Network Vision Surpasses 26,000 Sites on Air

Sprint continued to make strong progress on the Network Vision deployment in the quarter and currently has more than 26,000 Network Vision sites on air compared to more than 20,000 reported with second quarter results. Additionally, Sprint began realizing significant cost savings from the shutdown of the Nextel platform including tower rent, backhaul and utilities.

As part of Network Vision, Sprint has launched 4G LTE in 230 total markets across the country and expects to provide 200 million people with 4G LTE by the end of 2013.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	3

Sprint Continues to Lead with Innovative Plans

During the quarter, Sprint also continued its commitment to offer customers the best value in wireless by launching new Unlimited, My Way and My All-In plans featuring unlimited talk, text and data while on the Sprint network. Customers signing up for these plans are also eligible for the new Sprint Unlimited Guarantee, which offers customers unlimited talk, text and data while on the Sprint network, for the life of the line of service[i]. Finally, Sprint began offering Sprint One Up, a new upgrade program that gives customers unlimited talk, text and high speed data while on the Sprint Network plus the ability to upgrade their smartphone every 12 monthsii.

Sprint’s Leadership Continues to Receive Accolades

Third parties continued to recognize Sprint and its brands in the third quarter. Sprint was recognized as an “Enterprise Trusted Advisor” within the new Nemertes Enterprise Trusted Advisor™ program. Boost Mobile once again received the highest ranking in the J.D. Power 2013 U.S. Wireless Purchase Experience Non-Contract StudySM, Volume 2. It was Boost’s second consecutive highest ranking for Non-Contract Providers and sixth J.D. Power award overall since 2011. Virgin Mobile was the top rated wireless carrier in the 2013 Temkin Customer Service Ratings.
Sprint also received top honors for its environmental efforts. The company was the only telecommunications company named to CDP’s S&P 500 Climate Performance Leadership Index, which highlights companies that demonstrate strategies committed to improving their impact on the environment. Sprint was also named to the Dow Jones Sustainability Index (DJSI) North America, which tracks the corporate sustainability performance of the top 20 percent of the 600 largest companies by industry in the United States and Canada.

“During the third quarter Sprint platform postpaid service revenue and ARPU once again hit record levels and we continue to make great strides in our 4G LTE rollout,” said Dan Hesse, Sprint CEO. “We expect our network investments will bring customers greater speeds and capacity and, when combined with our unique unlimited for life offers, will improve our competitive positioning.”

--Dan Hesse, Sprint CEO

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	4

(a) Transactions and related purchase price allocations impacts
(b) U.S. Cellular revenue

(a) Purchase price accounting dilution and net impact of Clearwire consolidation

CONSOLIDATED RESULTS
Net operating revenues of $8.7 billion for the quarter were down 1 percent when compared to the third quarter of 2012 and 2 percent when compared to the second quarter of 2013. The quarterly year-over-year decline was primarily due to lower Nextel platform, wireline, and equipment revenues, partially offset by higher Sprint platform revenues. Revenues for the quarter decreased sequentially primarily due to lower equipment revenue, Nextel platform revenues, and the elimination of deferred revenue for Sprint platform prepaid as a result of purchase price accounting. Excluding the impacts of transactions and related purchase price allocations, net operating revenues were down 2 percent when compared to the third quarter of 2012 and 3 percent when compared to the second quarter of 2013.

Operating loss was $398 million compared to an operating loss of $231 million for the third quarter of 2012 and operating loss of $874 million for the second quarter of 2013. The quarterly year-over-year decline was primarily driven by items identified below in Adjusted EBITDA* and expenses of $217 million primarily related to the Clearwire and SoftBank transactions including fees, severance, and exit costs. The sequential increase was primarily driven by items identified below in Adjusted EBITDA* and by $623 million of non-cash charges taken in the second quarter related to the shutdown of the Nextel platform and lower depreciation and amortization expense, partially offset by third quarter transaction-related expenses.

Adjusted EBITDA* was $1.34 billion for the quarter, compared to $1.28 billion for the third quarter of 2012 and $1.42 billion in the second quarter of 2013. This represents a 5 percent year-over-year increase, primarily due to growth in Sprint platform service revenue, network expense savings resulting from the shutdown of the Nextel platform and a decline in subsidy expense, partially offset by the loss of Nextel platform service revenue, the non-cash impact of purchase price accounting and the consolidation of Clearwire’s results. Sequentially, Adjusted EBITDA* decreased 6 percent primarily as a result of the impact of purchase price accounting dilution, the consolidation of Clearwire’s results and the loss of Nextel platform service revenue, partially offset by lower network expenses resulting from the Nextel network shutdown.

Capital expenditures(2), excluding capitalized interest of $15 million, were $1.8 billion in the quarter, compared to $1.5 billion in the third quarter of 2012 and $1.9 billion in the second quarter of 2013. Wireless capital expenditures were $1.7 billion in the third quarter of 2013, compared to $1.4 billion in the third quarter of 2012 and $1.7 billion in the second quarter of 2013. During the quarter, the company invested approximately $1.3 billion for Network Vision.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	5

Net cash provided by operating activities was $1.2 billion for the quarter, compared to $628 million for the third quarter of 2012 and $1.2 billion for the second quarter of 2013.

Free Cash Flow* was negative $909 million for the quarter, compared to negative $487 million for the third quarter of 2012 and negative $404 million for the second quarter of 2013.

The company’s total cash, cash equivalents, and short-term investments at the end of the third quarter 2013 were $7.5 billion. In addition, the company had $3.1 billion of restricted cash. The cash is restricted in accordance with waivers received from our lenders, which restrict the use of the cash for repayment of Clearwire debt. The restriction expires upon either the retirement of Clearwire debt or December 31, 2013. Subsequent to the end of the quarter, the company announced it had delivered notices to redeem on December 1, 2013 Clearwire notes due 2015 and 2017. During the quarter the company received $1.9 billion upon completion of the merger with SoftBank and disbursed $3.8 billion to complete the merger with Clearwire. Also, during the quarter the company announced the closing of $2.25 billion of notes due in 2021 and $4.25 billion of notes due in 2023.

WIRELESS RESULTS

•
The company served 54.9 million customers at the end of the third quarter of 2013. Total customers include 30.9 million postpaid subscribers, 16.0 million prepaid subscribers and approximately 8 million wholesale and affiliate subscribers.

•
The Sprint platform lost 360,000 net postpaid customers during the quarter, which include 30,000 recaptured U.S. Cellular subscribers, and zero recaptured Nextel subscribers as the Nextel platform was shut down during the second quarter. This compares to net additions of 410,000 in the third quarter of 2012, which included 516,000 subscribers recaptured from the Nextel platform and 194,000 in the second quarter of 2013, which included 364,000 subscribers recaptured from the Nextel platform.

•	The Sprint platform added 84,000 net prepaid customers during the quarter, primarily driven by growth in Assurance Wireless®.

•
Wholesale and affiliate net subscriber additions for the quarter on the Sprint platform were 181,000 subscribers. Wholesale subscriber additions were primarily driven by an increase in connected device subscribers, largely related to connected vehicles.

•
Sprint platform postpaid churn was 1.99 percent, compared to 1.88 percent for the year-ago period and 1.83 percent for the second quarter of 2013. Sprint platform quarterly postpaid churn increased year-over-year primarily due to an increase in voluntary churn, partially offset by a reduction in involuntary churn. The sequential increase was a result of an increase in voluntary churn and seasonally higher involuntary churn.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	6

(a) Purchase price accounting dilution

(a) Purchase price accounting dilution

•
Approximately 7 percent of Sprint platform postpaid customers upgraded their handsets during the third quarter of 2013, compared to approximately 10 percent for the year-ago period and over 8 percent for the second quarter of 2013. The year-over-year and sequential decrease in the upgrade rate was primarily driven by prior periods including subscribers leaving the Nextel platform and being recaptured on the Sprint platform.

•
Sprint platform prepaid churn for the third quarter was 3.57 percent, compared to 2.93 percent for the year-ago period and 5.22 percent for the second quarter of 2013. The year-over-year increase was driven by our Virgin Mobile and Boost brands. Sequentially, the decrease was primarily a result of lower churn for Assurance Wireless resulting from the second quarter 2013 impact of regulatory recertifications.

•
Wireless retail service revenue of $7.2 billion for the quarter was relatively flat when compared to the third quarter of 2012 and a decrease of 1 percent when compared to the second quarter of 2013. The sequential decrease was primarily due to lower prepaid revenue from purchase price accounting dilution. Postpaid revenue was relatively flat year-over-year and sequentially as the loss of Nextel platform subscribers was offset by growth in Sprint platform subscribers and ARPU. Excluding the impacts of transactions and related purchase price allocations, wireless retail service revenue was down 1 percent when compared to the third quarter of 2012 and the second quarter of 2013.

•
Sprint platform postpaid ARPU of $64.28, for the quarter, which included $.32 of purchase price accounting dilution, increased by $1.07 year-over-year, and $.08 sequentially. Year-over-year Sprint platform postpaid ARPU benefited from higher monthly recurring revenues, primarily as a result of the increased service charges for smartphones sold since the first quarter of 2011, lower customer discounts, and higher handset insurance revenue.

•
Sprint platform prepaid ARPU of $25.33, which included $2.09 of purchase price accounting dilution, decreased from $26.19 in the third quarter of 2012 and from $26.96 in the second quarter of 2013. The year-over-year and sequential decreases were primarily a result of purchase price accounting dilution in the third quarter, which impacted all of our prepaid brands.

•
Quarterly wholesale, affiliate and other revenues of $139 million increased by $18 million, compared to the year-ago period and approximately $8 million sequentially. The year-over-year and sequential increases were a result of transaction revenues.

•
Wireless equipment net subsidy in the third quarter was $1.4 billion (equipment revenue of $710 million, less cost of products of $2.2 billion). Net subsidy declined $198 million year-over-year and $35 million sequentially as a result of lower handset sale volumes, partially offset by a higher mix of smartphone sales.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	7

(a) Net impact of Clearwire consolidation

(a) Net impact of Clearwire consolidation

•
Wireless cost of service of $2.3 billion, increased 3 percent year-over-year and nearly 2 percent sequentially primarily due to the net impact of the Clearwire acquisition and higher estimated Network Vision expenses, partially offset by the elimination of network expenses related to the Nextel platform, and lower service and repair expense.

•	Wireless SG&A expenses increased 4 percent year-over-year and 3 percent sequentially, primarily due to the consolidation of Clearwire.

•
Wireless depreciation and amortization expense increased $71 million year-over-year and decreased $78 million sequentially. The SoftBank transaction, and related purchase price accounting, resulted in the establishment of a customer relationship intangible asset and associated amortization expense. The quarterly year-over-year increase in wireless depreciation and amortization was primarily related to higher amortization of customer relationships, partially offset by a decline in depreciation as a result of the shutdown of the Nextel platform. The quarterly sequential decrease was primarily related to a decline in depreciation as a result of the shutdown of the Nextel platform, partially offset by higher amortization of customer relationships.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	8

WIRELINE RESULTS

•
Wireline revenue of $875 million for the quarter declined 7 percent year-over-year and 4 percent sequentially. The year-over-year decline was primarily as a result of an intercompany rate reduction based on current market prices for voice and IP services sold to the wireless segment, lower intercompany revenue related to the shutdown of the Nextel platform, the migration of wholesale cable VoIP customers off of Sprint’s IP platform, and lower data volumes. The sequential decrease in wireline revenue was primarily a result of lower intercompany revenue related to the shutdown of the Nextel platform and the migration of wholesale cable VoIP customers off of Sprint’s IP platform.

•
Wireline net operating expenses were $824 million in the third quarter of 2013. Net operating expenses declined 7 percent year-over-year and sequentially. The year-over-year and sequential decline was due to lower depreciation and cost of service.

FORECAST

•	The company continues to expect 2013 Adjusted EBITDA* to be between $5.1 billion and $5.3 billion including the dilutive effects of the SoftBank and Clearwire transactions.

The company continues to expect 2013 capital expenditures of approximately $8 billion.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	9

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	9/30/13	6/30/13	9/30/12	9/30/13	9/30/12
Net (Losses) Additions (in thousands)
Sprint platform:
Postpaid (3)	(360)	194	410	(154)	1,115
Prepaid (4)	84	(486)	459	166	1,780
Wholesale and affiliate	181	(228)	14	(271)	1,187
Total Sprint platform	(95)	(520)	883	(259)	4,082
Nextel platform:
Postpaid (3)	—	(1,060)	(866)	(1,632)	(2,009)
Prepaid (4)	—	(255)	(440)	(454)	(1,131)
Total Nextel platform	—	(1,315)	(1,306)	(2,086)	(3,140)
Transactions: (a)
Postpaid (3)	(175)	(179)	—	(354)	—
Prepaid (4)	(56)	(20)	—	(76)	—
Wholesale	13	—	—	13	—
Total transactions	(218)	(199)	—	(417)	—

Total retail postpaid net losses	(535)	(1,045)	(456)	(2,140)	(894)
Total retail prepaid net additions (losses)	28	(761)	19	(364)	649
Total wholesale and affiliate net additions (losses)	194	(228)	14	(258)	1,187
Total Wireless Net (Losses) Additions	(313)	(2,034)	(423)	(2,762)	942

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (3)	30,091	30,451	29,844	30,091	29,844
Prepaid (4)	15,299	15,215	14,608	15,299	14,608
Wholesale and affiliate	7,862	7,710	8,405	7,862	8,405
Total Sprint platform	53,252	53,376	52,857	53,252	52,857
Nextel platform:
Postpaid (3)	—	—	2,276	—	2,276
Prepaid (4)	—	—	830	—	830
Total Nextel platform	—	—	3,106	—	3,106
Transactions: (a)
Postpaid (3)	815	173	—	815	—
Prepaid (4)	704	39	—	704	—
Wholesale	106	—	—	106	—
Total transactions	1,625	212	—	1,625	—

Total retail postpaid end of period subscribers	30,906	30,624	32,120	30,906	32,120
Total retail prepaid end of period subscribers	16,003	15,254	15,438	16,003	15,438
Total wholesale and affiliate end of period subscribers	7,968	7,710	8,405	7,968	8,405
Total End of Period Subscribers	54,877	53,588	55,963	54,877	55,963

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	834	798	817	834	817
Wholesale and affiliate	3,298	3,057	2,542	3,298	2,542
Total	4,132	3,855	3,359	4,132	3,359

Churn
Sprint platform:
Postpaid	1.99%	1.83%	1.88%	1.89%	1.86%
Prepaid	3.57%	5.22%	2.93%	3.96%	3.01%
Nextel platform:
Postpaid	—	33.90%	4.38%	16.40%	2.85%
Prepaid	—	32.13%	9.39%	18.58%	8.37%
Transactions: (a)
Postpaid	6.38%	26.64%	—	9.47%	—
Prepaid	8.84%	16.72%	—	9.15%	—

Total retail postpaid churn	2.09%	2.63%	2.09%	2.27%	1.96%
Total retail prepaid churn	3.78%	5.51%	3.37%	4.18%	3.50%

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (5):
Postpaid	—	364	516	628	1,175
Prepaid	—	101	152	168	432
Rate (6):
Postpaid	—	34%	59%	38%	56%
Prepaid	—	39%	34%	37%	29%
(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	10

Wireless Operating Statistics (Unaudited) (continued)

	Combined (1)		Successor		Predecessor
	Quarter to Date	Year to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Quarter to Date	Year to Date
	9/30/13	9/30/13	9/30/13	9/30/13	7/10/13	7/10/13	6/30/13	9/30/12	9/30/12
ARPU (b)
Sprint platform:
Postpaid	$64.28	$64.05	$64.24	$64.24	$64.71	$63.98	$64.20	$63.21	$63.05
Prepaid	$25.33	$26.09	$25.14	$25.14	$26.99	$26.49	$26.96	$26.19	$25.78
Nextel platform:
Postpaid	$—	$35.84	$—	$—	$—	$35.84	$36.66	$38.65	$40.11
Prepaid	$—	$32.60	$—	$—	$—	$32.60	$34.48	$34.73	$35.96
Transactions: (a)
Postpaid	$40.00	$43.03	$37.44	$37.44	$35.75	$56.98	$59.87	$—	$—
Prepaid	$43.20	$42.28	$40.62	$40.62	$12.78	$18.26	$19.17	$—	$—

Total retail postpaid ARPU	$63.69	$63.24	$63.48	$63.48	$64.55	$63.10	$63.59	$61.18	$60.64
Total retail prepaid ARPU	$26.04	$26.38	$25.86	$25.86	$26.96	$26.57	$27.02	$26.77	$26.73

(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers. Combined ARPU for the quarter to date September 30, 2013 period aggregate service revenue of the ten days ended July 10, 2013 predecessor period and the quarter to date September 30, 2013 successor period divided by the sum of the average subscribers during the quarter. Combined ARPU for the year to date September 30, 2013 period aggregate service revenue of the 191 days ended July 10, 2013 predecessor period and the year to date September 30, 2013 successor period divided by the sum of the average subscribers during the year to date period.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	11

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Combined (1)		Successor		Predecessor
	Quarter to Date	Year to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Quarter to Date	Year to Date
	9/30/13	9/30/13	9/30/13	9/30/13	7/10/13	7/10/13	6/30/13	9/30/12	9/30/12

Net Operating Revenues	$8,681	$26,351	$7,749	$7,749	$932	$18,602	$8,877	$8,763	$26,340
Net Operating Expenses
Cost of services	2,756	8,143	2,470	2,470	286	5,673	2,747	2,702	8,277
Cost of products	2,153	6,744	1,872	1,872	281	4,872	2,298	2,391	6,912
Selling, general and administrative	2,548	7,362	2,259	2,295	289	5,067	2,442	2,391	7,208
Depreciation and amortization	1,524	4,648	1,403	1,403	121	3,245	1,632	1,488	5,050
Other, net	98	733	103	103	(5)	630	632	22	8
Total net operating expenses	9,079	27,630	8,107	8,143	972	19,487	9,751	8,994	27,455
Operating Loss	(398)	(1,279)	(358)	(394)	(40)	(885)	(874)	(231)	(1,115)
Interest expense	(691)	(1,551)	(416)	(416)	(275)	(1,135)	(428)	(377)	(996)
Equity in earnings (losses) of unconsolidated investments and other, net	3,070	2,481	165	18	2,905	2,463	(240)	(112)	(783)
Income (Loss) before Income Taxes	1,981	(349)	(609)	(792)	2,590	443	(1,542)	(720)	(2,894)
Income tax expense	(1,598)	(1,631)	(90)	(30)	(1,508)	(1,601)	(55)	(47)	(110)
Net Income (Loss)	$383	$(1,980)	$(699)	$(822)	$1,082	$(1,158)	$(1,597)	$(767)	$(3,004)
Effective Tax Rate	NM	NM	-14.8%	-3.8%	58.2%	361.4%	-3.6%	-6.5%	-3.8%

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Combined (1)		Successor		Predecessor
	Quarter to Date	Year to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Quarter to Date	Year to Date
	9/30/13	9/30/13	9/30/13	9/30/13	7/10/13	7/10/13	6/30/13	9/30/12	9/30/12

Net Income (Loss)	$383	$(1,980)	$(699)	$(822)	$1,082	$(1,158)	$(1,597)	$(767)	$(3,004)
Income tax expense	1,598	1,631	90	30	1,508	1,601	55	47	110
Income (Loss) before Income Taxes	1,981	(349)	(609)	(792)	2,590	443	(1,542)	(720)	(2,894)
Equity in earnings (losses) of unconsolidated investments and other, net	(3,070)	(2,481)	(165)	(18)	(2,905)	(2,463)	240	112	783
Interest expense	691	1,551	416	416	275	1,135	428	377	996
Operating Loss	(398)	(1,279)	(358)	(394)	(40)	(885)	(874)	(231)	(1,115)
Depreciation and amortization	1,524	4,648	1,403	1,403	121	3,245	1,632	1,488	5,050
EBITDA*	1,126	3,369	1,045	1,009	81	2,360	758	1,257	3,935
Severance and exit costs (7)	98	755	103	103	(5)	652	632	22	206
Gains from asset dispositions and exchanges (8)	—	—	—	—	—	—	—	—	(29)
Asset impairments and abandonments (9)	—	—	—	—	—	—	—	—	18
Spectrum hosting contract termination, net (10)	—	—	—	—	—	—	—	—	(170)
Access costs (11)	—	—	—	—	—	—	—	—	(17)
Litigation (12)	—	(22)	—	—	—	(22)	—	—	—
Business combinations (13)	119	153	100	100	19	53	34	—	—
Adjusted EBITDA*	1,343	4,255	1,248	1,212	95	3,043	1,424	1,279	3,943
Capital expenditures (2)	1,841	5,550	1,666	1,666	175	3,884	1,897	1,489	3,447
Adjusted EBITDA* less Capex	$(498)	$(1,295)	$(418)	$(454)	$(80)	$(841)	$(473)	$(210)	$496
Adjusted EBITDA Margin*	16.8%	17.7%	17.5%	17.0%	11.1%	18.0%	17.7%	16.0%	16.4%
Selected item:
Deferred tax asset valuation allowance	$851	$1,737	$327	$327	$524	$1,410	$621	$308	$1,210

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	12

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Combined (1)		Successor		Predecessor
	Quarter to Date	Year to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Quarter to Date	Year to Date
	9/30/13	9/30/13	9/30/13	9/30/13	7/10/13	7/10/13	6/30/13	9/30/12	9/30/12

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (3)	$5,835	$17,443	$5,201	$5,201	$634	$12,242	$5,835	$5,625	$16,573
Prepaid (4)	1,160	3,630	1,028	1,028	132	2,602	1,276	1,127	3,207
Wholesale, affiliate and other	131	395	116	116	15	279	131	121	348
Total Sprint platform	7,126	21,468	6,345	6,345	781	15,123	7,242	6,873	20,128
Nextel platform:
Postpaid (3)	—	217	—	—	—	217	74	311	1,236
Prepaid (4)	—	50	—	—	—	50	17	108	457
Total Nextel platform	—	267	—	—	—	267	91	419	1,693
Transactions:
Postpaid (3)	91	115	89	89	2	26	24	—	—
Prepaid (4)	82	83	81	81	1	2	1	—	—
Wholesale	8	8	8	8	—	—	—	—	—
Total transactions	181	206	178	178	3	28	25	—	—

Equipment revenue	710	2,343	636	636	74	1,707	820	750	2,238
Total net operating revenues	8,017	24,284	7,159	7,159	858	17,125	8,178	8,042	24,059

Net Operating Expenses
Cost of services	2,327	6,790	2,087	2,087	240	4,703	2,292	2,256	6,824
Cost of products	2,153	6,744	1,872	1,872	281	4,872	2,298	2,391	6,912
Selling, general and administrative	2,356	6,880	2,100	2,100	256	4,780	2,294	2,277	6,854
Depreciation and amortization	1,448	4,367	1,338	1,338	110	3,029	1,526	1,377	4,737
Other, net	88	720	93	93	(5)	627	632	22	25
Total net operating expenses	8,372	25,501	7,490	7,490	882	18,011	9,042	8,323	25,352
Operating Loss	$(355)	$(1,217)	$(331)	$(331)	$(24)	$(886)	$(864)	$(281)	$(1,293)

Supplemental Revenue Data
Total retail service revenue	$7,168	$21,538	$6,399	$6,399	$769	$15,139	$7,227	$7,171	$21,473
Total service revenue	$7,307	$21,941	$6,523	$6,523	$784	$15,418	$7,358	$7,292	$21,821

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Combined (1)		Successor		Predecessor
	Quarter to Date	Year to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Quarter to Date	Year to Date
	9/30/13	9/30/13	9/30/13	9/30/13	7/10/13	7/10/13	6/30/13	9/30/12	9/30/12

Operating Loss	$(355)	$(1,217)	$(331)	$(331)	$(24)	$(886)	$(864)	$(281)	$(1,293)
Severance and exit costs (7)	88	742	93	93	(5)	649	632	22	206
Gains from asset dispositions and exchanges (8)	—	—	—	—	—	—	—	—	(29)
Asset impairments and abandonments (9)	—	—	—	—	—	—	—	—	18
Spectrum hosting contract termination, net (10)	—	—	—	—	—	—	—	—	(170)
Litigation (12)	—	(22)	—	—	—	(22)	—	—	—
Business combinations (13)	25	25	25	25	—	—	—	—	—
Depreciation and amortization	1,448	4,367	1,338	1,338	110	3,029	1,526	1,377	4,737
Adjusted EBITDA*	1,206	3,895	1,125	1,125	81	2,770	1,294	1,118	3,469
Capital expenditures (2)	1,683	5,117	1,527	1,527	156	3,590	1,728	1,376	3,098
Adjusted EBITDA* less Capex	$(477)	$(1,222)	$(402)	$(402)	$(75)	$(820)	$(434)	$(258)	$371
Adjusted EBITDA Margin*	16.5%	17.8%	17.2%	17.2%	10.3%	18.0%	17.6%	15.3%	15.9%

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	13

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Combined (1)		Successor		Predecessor
	Quarter to Date	Year to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Quarter to Date	Year to Date
	9/30/13	9/30/13	9/30/13	9/30/13	7/10/13	7/10/13	6/30/13	9/30/12	9/30/12
Net Operating Revenues
Voice	$375	$1,104	$333	$333	$42	$771	$377	$399	$1,242
Data	64	245	57	57	7	188	87	95	302
Internet	420	1,286	373	373	47	913	432	428	1,330
Other	16	43	14	14	2	29	14	17	58
Total net operating revenues	875	2,678	777	777	98	1,901	910	939	2,932

Net Operating Expenses
Cost of services and products	648	1,978	576	576	72	1,402	669	667	2,113
Selling, general and administrative	95	311	84	84	11	227	112	114	351
Depreciation	71	274	61	61	10	213	105	106	310
Other, net	10	13	10	10	—	3	—	—	(17)
Total net operating expenses	824	2,576	731	731	93	1,845	886	887	2,757
Operating Income	$51	$102	$46	$46	$5	$56	$24	$52	$175

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Combined (1)		Successor		Predecessor
	Quarter to Date	Year to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Quarter to Date	Year to Date
	9/30/13	9/30/13	9/30/13	9/30/13	7/10/13	7/10/13	6/30/13	9/30/12	9/30/12

Operating Income	$51	$102	$46	$46	$5	$56	$24	$52	$175
Severance and exit costs (7)	10	13	10	10	—	3	—	—	—
Access costs (11)	—	—	—	—	—	—	—	—	(17)
Depreciation	71	274	61	61	10	213	105	106	310
Adjusted EBITDA*	132	389	117	117	15	272	129	158	468
Capital expenditures (2)	84	238	73	73	11	165	93	60	184
Adjusted EBITDA* less Capex	$48	$151	$44	$44	$4	$107	$36	$98	$284
Adjusted EBITDA Margin*	15.1%	14.5%	15.1%	15.1%	15.3%	14.3%	14.2%	16.8%	16.0%

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	14

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Combined (1)	Successor	Predecessor
	Year to Date	Year to Date	191 Days Ended	Year to Date
	9/30/13	9/30/13	7/10/13	9/30/12
Operating Activities
Net loss	$(1,980)	$(822)	$(1,158)	$(3,004)
Depreciation and amortization	4,648	1,403	3,245	5,050
Provision for losses on accounts receivable	313	119	194	413
Share-based and long-term incentive compensation expense	95	58	37	57
Deferred income taxes	1,608	22	1,586	142
Gain on previously-held equity interests	(2,926)	—	(2,926)	—
Equity in losses of unconsolidated investments and other, net	482	—	482	927
Interest expense related to beneficial conversion feature on convertible bond	247	—	247	—
Contribution to pension plan	—	—	—	(108)
Spectrum hosting contract termination, net (10)	—	—	—	(170)
Other working capital changes, net	758	30	728	(479)
Other, net	126	(110)	236	(45)
Net cash provided by operating activities	3,371	700	2,671	2,783

Investing Activities
Capital expenditures (2)	(5,018)	(1,878)	(3,140)	(2,784)
Expenditures relating to FCC licenses	(156)	(31)	(125)	(152)
Change in short-term investments, net	888	(336)	1,224	(534)
Acquisitions, net of cash acquired	(18,151)	(14,112)	(4,039)	—
Increase in restricted cash	(3,050)	(3,050)	—	—
Investment in Clearwire (including debt securities)	(308)	—	(308)	(128)
Other, net	3	—	3	13
Net cash used in investing activities	(25,792)	(19,407)	(6,385)	(3,585)

Financing Activities
Proceeds from debt and financings	7,030	6,826	204	3,577
Debt financing costs	(118)	(107)	(11)	(90)
Repayments of debt and capital lease obligations	(859)	(497)	(362)	(2,508)
Proceeds from issuance of common stock and warrants, net	18,612	18,552	60	21
Other, net	(14)	(14)	—	—
Net cash provided by (used in) financing activities	24,651	24,760	(109)	1,000

Net Increase (Decrease) in Cash and Cash Equivalents	2,230	6,053	(3,823)	198

Cash and Cash Equivalents, beginning of period	3,828	5	6,351	5,447

Cash and Cash Equivalents, end of period	$6,058	$6,058	$2,528	$5,645

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Combined (1)		Successor		Predecessor
	Quarter to Date	Year to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Quarter to Date	Year to Date
	9/30/13	9/30/13	9/30/13	9/30/13	7/10/13	7/10/13	6/30/13	9/30/12	9/30/12

Net Cash Provided by Operating Activities	$1,190	$3,371	$694	$700	$496	$2,671	$1,235	$628	$2,783

Capital expenditures (2)	(2,066)	(5,018)	(1,878)	(1,878)	(188)	(3,140)	(1,571)	(1,073)	(2,784)
Expenditures relating to FCC licenses, net	(33)	(156)	(31)	(31)	(2)	(125)	(68)	(45)	(152)
Other investing activities, net	—	3	—	—	—	3	—	3	13
Free Cash Flow*	(909)	(1,800)	(1,215)	(1,209)	306	(591)	(404)	(487)	(140)

Debt financing costs	(107)	(118)	(107)	(107)	—	(11)	(1)	(33)	(90)
Increase (decrease) in debt and other, net	6,329	6,171	6,329	6,329	—	(158)	(303)	73	1,069
Acquisitions, net of cash acquired	(17,642)	(18,151)	(14,112)	(14,112)	(3,530)	(4,039)	(509)	—	—
Proceeds from issuance of common stock and warrants, net	18,561	18,612	18,552	18,552	9	60	44	14	21
Increase in restricted cash	(3,050)	(3,050)	(3,050)	(3,050)	—	—	—	—	—
Investment in Clearwire (including debt securities)	(68)	(308)	—	—	(68)	(308)	(160)	—	(128)
Other financing activities, net	(14)	(14)	(14)	(14)	—	—	—	—	—
Net Increase (Decrease) in Cash, Cash
Equivalents and Short-Term Investments	$3,100	$1,342	$6,383	$6,389	$(3,283)	$(5,047)	$(1,333)	$(433)	$732

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	15

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	Successor		Predecessor
	9/30/13	12/31/12	12/31/12
Assets
Current assets
Cash and cash equivalents	$6,058	$5	$6,351
Restricted cash	3,050	—	—
Short-term investments	1,436	—	1,849
Accounts and notes receivable, net	3,193	6	3,658
Device and accessory inventory	1,028	—	1,200
Deferred tax assets	167	—	1
Prepaid expenses and other current assets	498	—	700
Total current assets	15,430	11	13,759

Investments and other assets	474	3,104	1,833
Property, plant and equipment, net	15,312	—	13,607
Goodwill	6,819	—	359
FCC licenses and other	41,459	—	20,677
Definite-lived intangible assets, net	8,483	—	1,335
Total	$87,977	$3,115	$51,570

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,777	$—	$3,487
Accrued expenses and other current liabilities	6,042	4	5,008
Current portion of long-term debt, financing and capital lease obligations	1,131	—	379
Total current liabilities	10,950	4	8,874

Long-term debt, financing and capital lease obligations	32,420	—	23,962
Deferred tax liabilities	14,263	1	7,047
Other liabilities	3,861	—	4,600
Total liabilities	61,494	5	44,483

Shareholders' equity
Common shares	39	—	6,019
Paid-in capital	27,289	3,137	47,016
Accumulated deficit	(849)	(27)	(44,815)
Accumulated other comprehensive loss	4	—	(1,133)
Total shareholders' equity	26,483	3,110	7,087
Total	$87,977	$3,115	$51,570

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	Successor		Predecessor
	9/30/13	12/31/12	12/31/12

Total Debt	$33,551	$—	$24,341
Less: Cash and cash equivalents	(6,058)	—	(6,351)
Less: Restricted cash	(3,050)	—	—
Less: Short-term investments	(1,436)	—	(1,849)
Net Debt*	$23,007	$—	$16,141

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	16

SCHEDULE OF DEBT (Unaudited)
(Millions)

			9/30/13
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
Sprint Corporation			6,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	3.618%	12/15/2015	500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			13,780

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
12% Senior Secured Notes due 2015	12.000%	12/01/2015	2,350
14.75% First-Priority Senior Secured Notes due 2016	14.750%	12/01/2016	300
12% Second-Priority Secured Notes due 2017	12.000%	12/01/2017	500
8.25% Exchangeable Notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			3,779

iPCS Inc.
Second Lien Senior Secured Floating Rate Notes due 2014	3.515%	05/01/2014	181
iPCS Inc.			181

EKN Secured Equipment Facility ($1 Billion)	2.030%	03/30/2017	715

Vendor financing notes - Clearwire Communications LLC		2015	27

Tower financing obligation	6.092%	09/30/2021	351
Capital lease obligations and other		2014 - 2023	199
TOTAL PRINCIPAL			31,736

Net premiums			1,815
TOTAL DEBT			$33,551

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	17

Supplemental information:
The Company had $2.1 billion of borrowing capacity available under our unsecured revolving bank credit facility as of September 30, 2013. Our unsecured revolving bank credit facility expires in February 2018.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases for Network Vision. The facility is equally divided into two consecutive tranches of $500 million, with the drawdown availability contingent upon Sprint's acquisition of equipment-related purchases from Ericsson, up to the maximum of each tranche, ending on May 31, 2013 and May 31, 2014, for the first and second tranche, respectively. Interest and principal are payable semi-annually with a final maturity of March 2017 for both tranches.
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $915 million in letters of credit outstanding under the unsecured revolving bank credit facility, (iii) any undrawn, available credit under our secured equipment credit facility, which will mature in 2017, (iv) vendor financing notes assumed in the Clearwire Acquisition, and (v) all capital leases and other financing obligations.

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	18

SPRINT CORPORATION
Notes to the Financial Information (Unaudited)

(1) References to the combined quarter to date September 30, 2013 period aggregate the results of the ten days ended July 10, 2013 predecessor period and the quarter to date September 30, 2013 successor period. References to the combined year to date September 30, 2013 period aggregate the results of the 191 days ended July 10, 2013 predecessor period and the year to date September 30, 2013 successor period. For all periods other than the third quarter 2013, results are on a consolidated basis. For the third quarter 2013, results are on a combined basis.
(2) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $1 million, $13 million and $29 million for the predecessor third and second quarters and year to date periods of 2013, respectively, $14 million for the successor third quarter and year to date periods of 2013, and $52 million, $102 million, and $269 million for the third and second quarters and year to date periods of 2012, respectively, and can be found in the Condensed Consolidated Cash Flow Information and the Reconciliation to Free Cash Flow*.
(3) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers utilizing WiMax and LTE technology. Postpaid subscribers previously on the Nextel platform are defined as retail postpaid subscribers on the iDEN network through June 30, 2013. Postpaid subscribers from transactions are defined as retail postpaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.
(4) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers and session-based tablet users who utilize the CDMA network and WiMax and LTE technology via our multi-brand offerings. Prepaid subscribers previously on the Nextel platform are defined as retail prepaid subscribers who utilized iDEN technology through June 30, 2013. Prepaid subscribers from transactions are defined as retail prepaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.
(5) Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivated service from the Nextel platform and activated service on the Sprint platform are included in the Sprint platform net additions for the applicable period.
(6) The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.
(7) Severance and lease exit costs are primarily associated with workforce reductions and with exit costs associated with the Nextel platform and acquisition of Clearwire.
(8) For the first quarter of 2012, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(9) For the first quarter of 2012, asset impairment and abandonment activity includes $18 million related to a change in our backhaul architecture in connection to our Network Vision design from microwave to a more cost effective fiber backhaul.
(10) On March 16, 2012, we elected to terminate the arrangement with LightSquared LP and LightSquared, Inc. (LightSquared). As we have no future service obligations with respect to the arrangement with LightSquared, we recognized $236 million of the advanced payments as other operating income in the first quarter of 2012. As a result of the termination of the hosting agreement, we impaired capitalized costs specific to LightSquared's 1.6 GHz spectrum that the company no longer intends to deploy which totaled $66 million.
(11) Favorable developments during the first quarter of 2012 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $17 million.
(12) For the first quarter of 2013, litigation activity is primarily a result of favorable developments in connection with a tax (non-income) related contingency.
(13) For the third and second quarters of 2013, included in selling, general and administrative expenses are fees paid to unrelated parties for the transaction with SoftBank and our acquisition of Clearwire.

*FINANCIAL MEASURES
On July 9, 2013, Sprint Communications, Inc. (formerly Sprint Nextel Corporation) completed its acquisition of Clearwire. On July 10, 2013 we consummated the SoftBank Merger with Starburst II, which immediately changed its name to Sprint Corporation (now referred to as the Company or Sprint). As a result of these transactions, the assets and liabilities of Sprint Communications, Inc. and Clearwire were adjusted to fair value on the respective closing dates. The Company's financial statement presentations

THE SPRINT QUARTERLY INVESTOR UPDATE- 3Q13	19

herein distinguish between a predecessor period relating to Sprint Communications, Inc. for periods prior to the SoftBank Merger (Predecessor) and a successor period (Successor). The Successor information includes the activity and accounts of Sprint Corporation as of and for the three and nine month periods ended September 30, 2013, which includes the activity and accounts of Sprint Communications, Inc., prospectively, beginning on July 11, 2013. The Predecessor information contained herein represents the historical basis of presentation for Sprint Communications, Inc. for all periods prior to the SoftBank Merger date. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the SoftBank Merger and Clearwire Acquisition, the financial statements for the successor period are presented on a measurement basis different than the predecessor period, which was Sprint Communication’s historical cost, and are, therefore, not comparable.
In order to present financial results in a way that offers investors a more meaningful calendar period to period comparison, we have combined the current year results of operations for the predecessor 191 day and 10 day periods ended July 10, 2013 with current year successor results of operations for the three and nine month periods ended Sept. 30, 2013, on an unaudited combined basis. The combined information for the period July 1, 2013 through Sept. 30, 2013 does not purport to represent what our consolidated results of operations would have been if the Successor had actually been formed on July 1, 2013, nor have we made any attempt to either include or exclude expenses or income that would have resulted had the acquisition actually occurred on July 1, 2013.
Sprint provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. Other than the use of non-GAAP combined results as described above, we have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.
Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:
EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.
Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, and amounts included as investments in Clearwire during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.
Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR
This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to network performance, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the ability to operationalize the anticipated benefits from the SoftBank, Clearwire and U.S. Cellular transactions, the development and deployment of new technologies; efficiencies and cost savings of multimode technologies; customer and network usage; customer growth and retention; service, coverage and

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quality; availability of devices; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Nextel’s Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the second quarter of 2013, and when filed, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

I The guarantee applies to customers as long as they remain on the Unlimited, My Way or My All-in plans, meet the terms and conditions of the plan and pay their bill in full and on time. Price and phone selection are subject to change. Other plans may receive prioritized bandwidth availability. Streaming video speeds may be limited to 1 Mbps.
ii Requires installment agreement with no down payment, 24 monthly payments (final payment amount varies; balance not to exceed full purchase price), 0% APR on approved credit, & a qualifying wireless plan. If you cancel wireless service, remaining balance on device becomes due. Offer is for well-qualified buyers, subject to credit approval. Tax due at sale. Restrictions apply.

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